Exhibit 10(iii)(b)

WHIRLPOOL CORPORATION

2010 Omnibus Stock and Incentive Plan

Strategic Excellence Program

Performance Unit Award Document

1. The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”) has granted to you a contingent Performance Unit award (the “Award”) pursuant to the Strategic Excellence Program under the Company’s 2010 Omnibus Stock and Incentive Plan (the “Omnibus Plan”). The target number of Performance Units potentially subject to the Award and the currency equivalent are set forth in your Grant Summary. The Award is subject to achievement of performance goals established for the 2011 fiscal year (the “Performance Period”) to determine the final number of Performance Units, if any, you will be eligible to receive, provided that you satisfy the terms of an additional two year vesting period. If the performance goals established for the Performance Period are met, your Performance Units will be determined and will then be paid if you remain continuously employed by the Company or its subsidiaries through the third anniversary of the grant date set forth in your Grant Summary (the “Vesting Date”).

2. If the performance goals established for the Performance Period are met, the Company will pay any vested amount owed to you as a result of meeting those performance goals in cash for each Performance Unit, subject to applicable tax withholding, as soon as administratively feasible after the Vesting Date, but in any event by the later of (i) the end of the calendar year in which the Vesting Date occurs or (ii) 2.5 months after the Vesting Date.

3. If you cease to be employed by the Company or any of its subsidiaries due to retirement following completion of five years of service and attainment of age 55 (“Retirement”), disability, or death, after a minimum of six months of the Performance Period has been completed, but prior to the end of the Performance Period, you or your beneficiary shall be eligible for a pro-rated payout of your Award based on a fraction, the numerator of which is the number of completed months of the Performance Period and the denominator of which is 12, multiplied by the number of Performance Units which are determined to be subject to the Award following the completion of the Performance Period. Such amount shall be payable in cash for each Performance Unit, subject to applicable tax withholding, as soon as administratively feasible after the determination of the number of Performance Units subject to the Award, but in any event by the later of (i) the end of the calendar year in which such determination occurs or (ii) 2.5 months after such determination.

4. If you cease to be employed by the Company or any of its subsidiaries due to Retirement, disability, or death after the Performance Period ends for this Award, but prior to the Vesting Date, all Performance Units determined to be subject to the Award shall immediately vest and shall be payable in cash for each Performance Unit, subject to applicable tax withholding, as soon as administratively feasible, but in any event by the later of (i) the end of the calendar year in which you terminate service, or (ii) 2.5 months after the date you terminate service.

5. The terms of Section 11 of the Omnibus Plan shall apply to the Award, provided that the definition of Change in Control set forth in the Appendix hereto shall be substituted for the definition set forth in Section 11.3. In addition, for purposes of Section 11.2(a) of the Plan, you will only be entitled to the accelerated vesting contemplated thereunder in connection with a termination of employment within 24 months following a Change in Control if such termination of employment is by the Company without cause or by you for Good Reason as defined in the Appendix. In the event that a Change in Control occurs prior to the determination of the number of Performance Units subject to the Award, the number shall be equal to the number of Performance Units included in your target award as provided by your Grant Summary. Upon vesting pursuant to this provision, your Award shall be immediately settled and paid out, subject to the terms and conditions set forth herein. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. The foregoing sentence shall not apply with respect to vesting of an Award.

6. If you cease to be employed for any reason, prior to the completion of six months of the Performance Period, or if you cease to be employed by the Company or any of its subsidiaries for any reason other than as provided above with respect to Retirement, disability, death or Change in Control prior to the Vesting Date, your Award shall terminate on the date you cease to be so employed and you shall not be entitled to any payment of any kind whatsoever under this Award.

7. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all federal, state, or local income tax, social insurance, payroll tax, payment on account or other tax-related withholding regarding the Award (“Tax-Related

Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the vesting or payment of the Award, and (ii) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.

You authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer, or from payment otherwise owed to you under this Award. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Omnibus Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any Award if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

8. By accepting the Award, you acknowledge that:

(i) the Award is governed by the Omnibus Plan and you are voluntarily participating in the Omnibus Plan;

(ii) the Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Omnibus Plan and this Agreement;

(iii) your participation in the Omnibus Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time with or without cause;

(iv) in the event that you are not an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(v) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of such awards, even if such awards have been granted repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(vi) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(vii) the attempted transfer or other disposition of the Award shall be void and shall nullify your Award, resulting in the cancellation of the Award by the Company.

9. No claim or entitlement to compensation or damages shall arise from termination of the Award as a result of your termination from employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive payment under the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to payment under the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law. The Board and Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award.

10. You may be required to repay the Award, if (i) you are terminated by or otherwise leave employment with the Employer within two years following the vesting date of the Award and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company or Employer policy or (ii) you become employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests. In addition, the Award shall be subject to forfeiture to the Company in accordance with the policy promulgated by the Company to comply with the requirements of Section 10D(b)(2) of the Securities Exchange Act of 1934, as amended.

11. You hereby explicitly accept the Award and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Omnibus Plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Omnibus Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Omnibus Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Omnibus Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Omnibus Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12. The terms “cease to be employed” or “termination of employment,” or words of similar import, as used herein, for purposes of any payments that are payments of deferred compensation subject to Section 409A of the Code, shall mean “separation from service” as defined in Section 409A of the Code. To the extent any payment or settlement that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. The vesting of the Award shall not be affected by the preceding sentence.

If a payment obligation under the Award arises on account of your separation from service while you are a “specified employee” (as determined under the Whirlpool Corporation Specified Employee Policy), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after your death.

13. The Committee reserves and shall have the right to change the provisions of this Agreement in any manner that it may deem necessary or advisable to carry out the purpose of this Award as the result of, or to comply with, any change in applicable regulations, interpretation or statutory enactment.

14. The Company may, in its sole discretion, decide to deliver any documents related to the Award or participation in the Omnibus Plan or future awards that may be granted under the Omnibus Plan, if any, by electronic means or to request your consent to participate in the Omnibus Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix

Definition of “Change in Control.” Change in Control means the happening of any of the following events:

(a)	Any individual, entity, or group (a “Person”) within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either—

(i)	The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); or

(ii)	The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following:

(D)	Any acquisition by the Company;

(E)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate; or

(F)	Any acquisition pursuant to a Corporate Transaction (as defined below) that is not considered to be a Change in Control under clause (c), below;

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes a beneficial owner of more than 30% of the Outstanding Company Common Stock or the Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Company Voting Securities by the Company which reduces the number of Outstanding Company Common Stock or Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Outstanding Company Common Stock or Company Voting Securities that increases the percentage of Outstanding Company Common Stock or Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(b)	A change in the composition of the Board of Directors such that the individuals who, as of the Effective Date, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board of Directors subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than Board of Directors shall not be so considered as a member of the Incumbent Board;

(c)	The consummation of a reorganization, merger, consolidation, statutory share exchange or other similar corporate transaction involving the Company or any of its subsidiaries (a “Corporate Transaction”), unless:

(i)	All or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock of the Company or its successor (or such entity’s ultimate parent company) (the “Relevant Entity”) and the combined voting power of the outstanding voting securities of such Relevant Entity entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)

No Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction, or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the Relevant Entity or the combined voting power of the outstanding securities of such Relevant Entity entitled to vote generally in the election of directors; and

(iii)	Individuals who were members of the Incumbent Board constitute at least a majority of the members of the Board of Directors of the Relevant Entity; or

(d)	The approval by the shareholders of the Company of—

(i)	A complete liquidation or dissolution of the Company; or

(ii)	The sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition:

(D)	More than 60 percent (60%) of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(E)	No Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and

(F)	Individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of such corporation.

Definition of “Good Reason.” Good Reason means the occurrence of any one or more of the following after a Change in Control:

(a)	The assignment of any duties or any other action by the Company which results in a diminution in your position, authority, duties or responsibilities as in effect immediately prior to the Change in Control Date, or your removal from, or the failure to reappoint or reelect you to, such position, except in connection with termination of employment for cause, or due to disability, Retirement or death.

(d)	A material reduction in your compensation or benefits generally from those in effect prior to the Change in Control.

(e)	The Company requires you to be located at a location in excess of thirty-five (35) miles from where your office is located immediately prior to the Change in Control, except for required travel in carrying out the Company’s business to an extent consistent with your business travel obligations on behalf of the Company immediately prior to the Change in Control.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.